Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2012, relating to the financial statements and financial statement schedule of Central European Media Enterprises Ltd. and subsidiaries, and the effectiveness of Central European Media Enterprises Ltd. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Central European Media Enterprises Ltd. and subsidiaries for the year ended December 31, 2011.

DELOITTE LLP

London, United Kingdom
September 21, 2012